Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q4 and FY 2019 Results

Full Year Highlights

•	Net revenues declined 0.3% driven by unfavorable currency impacts; Organic Net Revenue[1] grew 4.1% with balanced volume/mix and pricing
•	Diluted EPS was $2.65, up 16%; Adjusted EPS[1] was $2.47, up 8% on a constant-currency basis
•	Cash from operating activities was $4.0 billion, increasing $17 million versus prior year; Free Cash Flow[1] was $3.0 billion, increasing $187 million versus prior year
•	Return of capital to shareholders was $3.0 billion

Fourth Quarter Highlights

•	Net revenues increased 2.1% driven by Organic Net Revenue growth of 4.1% partially offset by unfavorable currency impacts
•	Diluted EPS was $0.50, down 10.7%; Adjusted EPS was $0.61, flat on a constant-currency basis

DEERFIELD, Ill. – January 29, 2020 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its fourth quarter 2019 results.

“2019 was a major step forward for the company: Execution of our strategy, including investments in global and local brands, enabled us to deliver strong top-line performance and to meet or exceed all of our financial targets. We are increasingly confident that our incremental investments in brands and capabilities, emphasis on volume leverage and profit dollar growth will create a virtuous cycle that consistently delivers attractive top- and bottom- line growth and sustained free cash flow generation,” said Dirk Van de Put, Chairman and CEO.

Management Changes

Gustavo Valle joins the company as President, Latin America, effective February 1, 2020. Gustavo has more than three decades of leadership experience across Latin America, North America and Europe. In more than 20 years at Danone, he held a breadth of positions and most recently led the global dairy division, having previously delivered business turnaround and managed through volatility as CEO Brazil and CEO Argentina.

Key Strategic Initiatives

The company made strong progress against the strategies of accelerating consumer-centric growth, driving operational excellence and building a winning growth culture in 2019. Some highlights included:

•

Global Brands & Local Jewels: accelerated an already strong Global Brands growth rate and transformed the Local Jewels growth rate, now at close to category levels. Overall, strongest market share performance since inception of the company, holding or increasing share in approximately 75% of our revenue base[2]

•

Growth Markets & Channels: strong progress in fastest growing channels in developed markets including Europe discounters and biscuits in North America alternative channels; laid foundations for sustained future growth in key emerging markets like China, India and Russia

•	Everyday Executional Excellence: demonstrated best-in-class commercial execution including exceptional seasonal activation at Easter, Christmas and holidays around the world

•	Continuous Cost Improvement: delivered productivity savings across the business through cost discipline, strategic investment and operational excellence in procurement

•	Local-First Culture: created a local-first ecosystem with clearer accountability and focused incentives better aligned to the company’s growth strategy

•	Speed, Agility and Simplicity: brought innovations to market quicker through simplified processes and agile ways of working.

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q4 2019	% Chg vs PY	Q4 2019	Vol/Mix	Pricing
Quarter 4
Latin America	$745	(2.4)%	7.6%	(1.8)pp	9.4	pp
Asia, Middle East & Africa	1,458	2.0	4.9	2.3pp	2.6
Europe	2,797	1.6	3.3	3.8pp	(0.5)
North America	1,913	4.6	3.1	1.2pp	1.9

Mondelēz International	$6,913	2.1%	4.1%	2.2pp	1.9	pp

Emerging Markets	$2,538	4.0%	8.2%	4.0pp	4.2	pp
Developed Markets	$4,375	1.0%	1.8%	1.2pp	0.6	pp

Year-to-Date
Latin America	$3,018	(5.7)%	7.8%	(2.1)pp	9.9	pp
Asia, Middle East & Africa	5,770	0.7	5.3	3.6pp	1.7
Europe	9,972	(1.5)	3.7	3.7pp	—
North America	7,108	3.2	2.2	(0.1)pp	2.3

Mondelēz International	$25,868	(0.3)%	4.1%	1.9pp	2.2	pp

Emerging Markets	$9,675	0.2%	7.7%	3.1pp	4.6	pp
Developed Markets	$16,193	(0.5)%	2.0%	1.2pp	0.8	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q4 2019	vs PY (Rpt Fx)		Q4 2019	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 4
Gross Profit	$2,759	8.2%		$2,765	2.3%		4.4%
Gross Profit Margin	39.9%	2.3	pp	40.0%	(0.1	)pp

Operating Income	$906	4.1%		$1,101	0.9%		4.8%
Operating Income Margin	13.1%	0.3	pp	15.9%	(0.3	)pp

Net Earnings[3]	$726	(11.8)%		$885	(4.0)%		(0.3)%
Diluted EPS	$0.50	(10.7)%		$0.61	(3.2)%		—%

Year-to-Date
Gross Profit	$10,337	(0.1)%		$10,333	(0.4)%		4.0%
Gross Profit Margin	40.0%	0.1	pp	40.0%	(0.2	)pp

Operating Income	$3,843	16.0%		$4,264	(0.9)%		4.4%
Operating Income Margin	14.9%	2.1	pp	16.5%	(0.2	)pp

Net Earnings	$3,870	14.5%		$3,599	0.1%		6.2%
Diluted EPS	$2.65	16.2%		$2.47	2.1%		8.3%

Full Year Commentary

•

Net revenues declined 0.3% driven by unfavorable currency impacts; Organic Net Revenue grew 4.1% with balanced volume/mix and pricing, strong performance in both emerging and developed markets, and accelerated growth rates on both Global Brands and Local Jewels.

•

Gross profit declined $15 million primarily due to unfavorable currency impacts. Margin was 40.0 percent, up 10 basis points, primarily due to lower Simplify to Grow program costs, partially offset by lower mark-to-market gains from derivatives. Adjusted Gross Profit[1] increased $412 million at constant currency, growing 4.0% versus 2018. Adjusted Gross Profit margin was 40.0 percent, down 20 basis points primarily due to incremental costs from plant transition issues in Brazil and the highly inflationary environment in Argentina.

•

Operating income increased $531 million and margin increased 210 basis points to 14.9 percent, primarily driven by the lapping of prior-year pension participation changes, lower Simplify to Grow program costs and a gain on divestiture, partially offset by the expense from the resolution of a tax matter in 2019 and lower mark-to-market gains from derivatives. Adjusted Operating Income[1] increased $189 million at constant currency, inclusive of increased investments in brands and route-to-market capabilities. Adjusted Operating Income margin was 16.5 percent, down 20 basis points as higher raw material costs and costs from plant transition issues in Brazil were mostly offset by pricing actions and lower manufacturing costs in all regions except Latin America.

•

Diluted EPS was $2.65, up 16.2%, primarily due to the benefit from Swiss tax reform and lapping the prior-year impact from pension participation changes, partially offset by lapping the prior-year gain on equity method investment transactions.

•	Adjusted EPS was $2.47, growing 8.3% on a constant-currency basis, driven by operating gains, as well as share repurchases, higher JV income, lower interest expense and lower taxes.

•	Capital Return: The company returned approximately $3 billion to shareholders with a balance of share repurchases and cash dividends.

Fourth Quarter Commentary

•

Net revenues increased 2.1 percent driven by Organic Net Revenue growth of 4.1% reflecting balanced volume/mix and pricing and growth across both emerging and developed markets, offset by unfavorable currency impacts.

•

Gross profit increased $210 million and margin increased 230 basis points to 39.9 percent, due to lower Simplify to Grow program costs and mark-to-market gains from derivatives as compared to losses in the prior year. Adjusted Gross Profit increased $119 million at constant currency while Adjusted Growth Profit margin decreased 10 basis points to 40.0 percent primarily due to powdered beverage softness and plant transition issues in Brazil, and the highly inflationary environment in Argentina.

•

Operating income increased $36 million and margin was 13.1 percent, up 30 basis points due to lower Simplify to Grow program costs and mark-to-market gains from derivatives as compared to losses in the prior year. Adjusted Operating Income increased $52 million at constant currency, including incremental investments in marketing and route-to-market capabilities. Adjusted Operating Income margin decreased 30 basis points to 15.9 percent driven by the decline in Adjusted Gross Profit margin and higher overhead costs.

•	Diluted EPS was $0.50, down 10.7%, primarily due to lapping a prior-year benefit from U.S. tax reform.

•	Adjusted EPS was $0.61, flat to the prior year on a constant-currency basis.

•	Capital Return: The company returned approximately $750 million to shareholders in common stock repurchases and cash dividends.

2020 Outlook

Mondelēz International provides guidance on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

For 2020, the company expects performance in line with its long-term growth algorithm of 3+ percent Organic Net Revenue growth, high-single-digit percent Adjusted EPS growth on a constant-currency basis and Free Cash Flow of approximately $3 billion. For 2020, the company estimates currency translation would decrease net revenue growth by approximately 1 percent4 with no material impact to Adjusted EPS4.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site. The company will be live tweeting the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2019 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.

Share performance based on available Nielsen Global Data as of January 22, 2020 for biscuits, chocolate, gum and candy in measured channels in key markets where the company competes. Share performance defined as percentage of revenues with share either gaining or holding versus the same prior year period.

3.	Net earnings attributable to Mondelēz International.
4.	Currency estimate is based on published rates from XE.com on January 23, 2020.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Belarus, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “should,” “estimate,” “guidance,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share and cash flow; currency and the effect of currency translation on the company’s results of operations; the company’s strategy; the company’s liability related to its withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund; the company’s ownership interest in Keurig Dr Pepper; and the company’s outlook, including 2020 Organic Net Revenue growth, Adjusted EPS growth and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; competition; protection of the company’s reputation and brand image; the company’s ability to innovate and differentiate its products; legal, regulatory, tax or benefit law changes, claims or actions; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; and changes in the assumptions on which the restructuring program is based. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Net revenues	$6,913	$6,773	$25,868	$25,938

Cost of sales	4,154	4,224	15,531	15,586

Gross profit	2,759	2,549	10,337	10,352
Gross profit margin	39.9%	37.6%	40.0%	39.9%

Selling, general and administrative expenses	1,750	1,536	6,136	6,475

Asset impairment and exit costs	59	99	228	389

(Gain)/loss on divestitures	—	—	(44)	—

Amortization of intangibles	44	44	174	176

Operating income	906	870	3,843	3,312
Operating income margin	13.1%	12.8%	14.9%	12.8%

Benefit plan non-service income	(18)	(3)	(60)	(50)

Interest and other expense, net	70	106	456	520

Earnings before income taxes	854	767	3,447	2,842

Provision for income taxes	(230)	(111)	(2)	(773)
Effective tax rate	26.9%	14.5%	0.1%	27.2%
Gain/(loss) on equity method investment transactions	—	21	(2)	778
Equity method investment net earnings	105	149	442	548

Net earnings	729	826	3,885	3,395

Noncontrolling interest earnings	(3)	(3)	(15)	(14)

Net earnings attributable to Mondelēz International	$726	$823	$3,870	$3,381

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.50	$0.56	$2.68	$2.30

Diluted earnings per share attributable to Mondelēz International	$0.50	$0.56	$2.65	$2.28

Average shares outstanding:
Basic	1,441	1,457	1,445	1,472
Diluted	1,453	1,470	1,458	1,486

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$1,291	$1,100
Trade receivables	2,212	2,262
Other receivables	715	744
Inventories, net	2,546	2,592
Other current assets	866	906

Total current assets	7,630	7,604

Property, plant and equipment, net	8,733	8,482
Operating lease right of use assets	568	—
Goodwill	20,848	20,725
Intangible assets, net	17,957	18,002
Prepaid pension assets	516	132
Deferred income taxes	726	255
Equity method investments	7,212	7,123
Other assets	359	406

TOTAL ASSETS	$64,549	$62,729

LIABILITIES
Short-term borrowings	$2,638	$3,192
Current portion of long-term debt	1,581	2,648
Accounts payable	5,853	5,794
Accrued marketing	1,836	1,756
Accrued employment costs	769	701
Other current liabilities	2,645	2,646

Total current liabilities	15,322	16,737
Long-term debt	14,207	12,532
Long-term operating lease liabilities	403	—
Deferred income taxes	3,338	3,552
Accrued pension costs	1,190	1,221
Accrued postretirement health care costs	387	351
Other liabilities	2,351	2,623

TOTAL LIABILITIES	37,198	37,016
EQUITY
Common Stock	—	—
Additional paid-in capital	32,019	31,961
Retained earnings	26,653	24,491
Accumulated other comprehensive losses	(10,258)	(10,630)
Treasury stock	(21,139)	(20,185)

Total Mondelēz International Shareholders’ Equity	27,275	25,637
Noncontrolling interest	76	76

TOTAL EQUITY	27,351	25,713

TOTAL LIABILITIES AND EQUITY	$64,549	$62,729

	December 31, 2019	December 31, 2018	Incr/ (Decr)
Short-term borrowings	$2,638	$3,192	$(554)
Current portion of long-term debt	1,581	2,648	(1,067)
Long-term debt	14,207	12,532	1,675

Total Debt	18,426	18,372	54
Cash and cash equivalents	1,291	1,100	191

Net Debt (1)	$17,135	$17,272	$(137)

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2019	2018
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$3,885	$3,395
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	1,047	811
Stock-based compensation expense	135	128
U.S. tax reform transition tax/(benefit)	5	(38)
Deferred income tax provision/(benefit)	(631)	233
Asset impairments and accelerated depreciation	109	141
Loss on early extinguishment of debt	—	140
(Gain)/loss on divestitures	(44)	—
(Gain)/loss on equity method investment transactions	2	(778)
Equity method investment net earnings	(442)	(548)
Distributions from equity method investments	250	180
Other non-cash items, net	97	381
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	124	257
Inventories, net	31	(204)
Accounts payable	4	236
Other current assets	(77)	(25)
Other current liabilities	(362)	(136)
Change in pension and postretirement assets and liabilities, net	(168)	(225)

Net cash provided by/(used in) operating activities	3,965	3,948

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(925)	(1,095)
Acquisition, net of cash received	(284)	(528)
Proceeds from divestiture, net of disbursements	167	1
Proceeds from sale of property, plant and equipment and other assets	82	398

Net cash provided by/(used in) investing activities	(960)	(1,224)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	1,306	3,981
Repayments of commercial paper, maturities greater than 90 days	(2,367)	(2,856)
Net issuances/(repayments) of other short-term borrowings	524	(1,413)
Long-term debt proceeds	3,136	2,948
Long-term debt repayments	(2,677)	(1,821)
Repurchases of Common Stock	(1,480)	(2,020)
Dividends paid	(1,542)	(1,359)
Other	313	211

Net cash provided by/(used in) financing activities	(2,787)	(2,329)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	10	(56)

Cash, cash equivalents and restricted cash
Increase/(decrease)	228	339
Balance at beginning of period	1,100	761

Balance at end of period	$1,328	$1,100

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

Because GAAP financial measures on a forward-looking basis are not accessible and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook. Refer to the Outlook section below for more details.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. During the third quarter of 2019, the company added to the non-GAAP definitions the exclusion of the impact from Swiss tax reform.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity and forecasted currency transaction derivative contracts; and incremental expenses related to the 2017 malware incident. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; Swiss tax reform impacts; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on equity method investment transactions; net earnings from divestitures; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; and U.S. and Swiss tax reform impacts. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items.

The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and year ended December 31, 2019. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on Divestitures

Divestitures include completed sales of businesses and exits of major product lines upon completion of a sale or licensing agreement.

•

On May 28, 2019, the company completed the sale of most of its cheese business in the Middle East and Africa to Arla Foods of Denmark. The company recorded a pre-tax gain of $44 million on the sale and incurred divestiture-related costs of $6 million in the year ended December 31, 2019.

•

On April 28, 2017, the company completed the sale of several manufacturing facilities in France and the sale or license of several local confectionery brands. The company reversed accrued divestiture-related costs no longer required of $1 million during the three months ended and $4 million during the year ended December 31, 2018.

Acquisitions, Acquisition-related costs and Acquisition integration costs

On July 16, 2019, the company acquired a majority interest in a U.S. refrigerated nutrition bar company, Perfect Snacks, within its North America segment. The acquisition added incremental net revenues of $27 million in the three months and $53 million in the year ended December 31, 2019. In connection with this transaction, the company incurred acquisition-related costs of $1 million in the three months and $3 million in the year ended December 31, 2019.

On June 7, 2018, the company acquired a U.S. premium biscuit company, Tate’s Bake Shop, within its North America segment and extended its premium biscuit offerings. Through the one-year anniversary of the acquisition, Tate’s added incremental net revenues of $35 million in 2019. In addition, the company reversed accrued acquisition-related costs of $1 million in the three months and incurred $13 million of acquisition-related costs in the year ended December 31, 2018.

Within the company’s AMEA segment, in connection with the acquisition of a biscuit operation in Vietnam in 2015, the company recorded integration costs of $4 million in the year ended December 31, 2018.

Simplify to Grow Program

On September 6, 2018, the company’s Board of Directors approved an extension of the restructuring program through 2022, an increase of $1.3 billion in the program charges and an increase of $700 million in capital expenditures. The current restructuring program, as increased and extended by these actions, is now called the Simplify to Grow Program. The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $59 million in the three months and $176 million in the year ended December 31, 2019 and $96 million in the three months and $316 million in the year ended December 31, 2018 within asset impairment and exit costs and benefit plan non-service income. These charges were for non-cash asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $79 million in the three months and $272 million in the year ended December 31, 2019 and $100 million in the three months and $315 million in the year ended December 31, 2018.

Intangible asset impairment charges

During the company’s 2019 annual testing of non-amortizable intangible assets, the company recorded $57 million of impairment charges in the third quarter of 2019 related to nine trademarks. The impairments arose due to lower than expected brand earnings growth. The company recorded charges related to gum, chocolate, biscuits and candy brands of $39 million in Europe, $15 million in AMEA and $3 million in Latin America. The impairment charges were recorded within asset impairment and exit costs.

During the company’s 2018 annual testing of non-amortizable intangible assets, the company recorded $68 million of impairment charges in the third quarter of 2018 related to five trademarks. The impairments arose due to lower than expected brand earnings growth. The company recorded charges related to gum, chocolate, biscuits and candy trademarks of $45 million in Europe, $14 million in North America and $9 million in AMEA. The impairment charges were recorded within asset impairment and exit costs.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized gains on commodity and forecasted currency transaction derivatives of $23 million in the three months and $90 million in the year ended December 31, 2019 and recorded net unrealized losses of $38 million in the three months and net unrealized gains of $142 million in the year ended December 31, 2018.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinian subsidiaries and changed their functional currency from the Argentinian peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinian peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. Within selling, general and administrative expenses, the company recorded a remeasurement gain of $6 million in the three months and $4 million in the year ended December 31, 2019, and a remeasurement gain of $2 million in the three months and a remeasurement loss of $11 million in the year ended December 31, 2018, within selling, general and administrative expenses related to the valuation of the Argentinian peso denominated net monetary assets over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

During 2018, the company executed a complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund (“Fund”) and recorded a $429 million estimate of the withdrawal liability. On July 11, 2019, the company received an undiscounted withdrawal liability assessment from the Fund totaling $526 million and requiring pro-rata monthly payments over 20 years and it recorded a $35 million final adjustment as of June 30, 2019. The company began making monthly payments during the third quarter. As of December 31, 2019, the remaining discounted withdrawal liability was $391 million, with $14 million recorded in other current liabilities and $377 million recorded in long-term other liabilities.

Impact from resolution of tax matters

During the fourth quarter of 2019, in connection with a tax amnesty program in India, the company resolved several indirect tax matters and recorded $85 million of net indirect tax expenses within selling, general and administrative expenses.

During the fourth quarter of 2018, the company resolved an indirect tax matter in Brazil and recorded a net benefit of $26 million in selling, general and administrative expenses.

A tax indemnification matter related to the company’s 2007 acquisition of the LU biscuit business was closed during the quarter ended June 30, 2018. The closure had no impact on net earnings; however, it did result in a $15 million tax benefit that was fully offset by an $11 million expense in selling, general and administrative expenses and a $4 million expense in interest and other expense, net.

CEO transition remuneration

On November 20, 2017, Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International. In order to incent Mr. Van de Put to join the company, the company provided him compensation to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. In connection with Irene Rosenfeld’s retirement, the company made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and paid $0.5 million salary for her service as Chairman from January through March 2018. The company refers to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.”

The company is excluding amounts it expenses as CEO transition remuneration from its non-GAAP results because those amounts are not part of the company’s regular compensation program and are incremental to amounts the company would have incurred as ongoing CEO compensation. The company incurred CEO transition remuneration of $3 million in the three months and $12 million in the year ended December 31, 2019 and $4 million in the three months and $22 million in the year ended December 31, 2018.

Gains/losses related to interest rate swaps

Within interest and other expense, net, the company recognized a loss of $111 million in the year ended December 31, 2019, and gains of $10 million in the year ended December 31, 2018, related to certain forward-starting interest rate swaps for which the planned timing and currency of the related forecasted debt was changed.

Loss on debt extinguishment

On April 17, 2018, the company completed a cash tender offer and retired $570 million of long-term U.S. dollar debt. The company recorded a loss on debt extinguishment of $140 million within interest and other expense, net related to the amount the company paid to retire the debt in excess of its carrying value and from recognizing unamortized discounts, deferred financing and other cash costs in earnings at the time of the debt extinguishment.

U.S. tax reform discrete impacts

On December 22, 2017, new U.S. tax reform legislation was enacted that included a broad range of complex provisions impacting the taxation of businesses. In connection with implementing U.S. tax reform, the company recorded a discrete net tax expense of $5 million in 2019 and $19 million in 2018.

Swiss tax reform impacts

On August 6, 2019, Switzerland published changes to its Federal tax law in the Official Federal Collection of Laws. On September 27, 2019, the Zurich Canton published their decision on the September 1, 2019 Zurich Canton public vote regarding the Cantonal changes associated with the Swiss Federal tax law change. The intent of these tax law changes was to replace certain preferential tax regimes with a new set of internationally accepted measures that are hereafter referred to as “Swiss tax reform.” Based on these Federal/Cantonal events, it is the company’s position that enactment of Swiss tax reform for U.S. GAAP purposes has been met as of September 30, 2019, and the company recorded the impacts in the third quarter 2019. The net impact is a benefit of $767 million, which consists of a $769 million reduction in deferred tax expense primarily from an allowed step-up of intangible assets for tax purposes (recorded net of valuation allowance) and remeasurement of the company’s deferred tax balances, partially offset by a $2 million indirect tax impact in selling, general and administrative expenses. The future rate impacts of these Swiss tax reform law changes are effective starting January 1, 2020.

Gains and losses on equity method investment transactions

On July 9, 2018, Keurig Green Mountain, Inc. (“Keurig”) closed on its definitive merger agreement with Dr Pepper Snapple Group, Inc., and formed Keurig Dr Pepper Inc. (NYSE: “KDP”), a publicly traded company. Following the close of the transaction, the company’s 24.2% investment in Keurig together with its shareholder loan receivable became a 13.8% investment in KDP. During the third quarter of 2018, the company recorded a preliminary pre-tax gain of $757 million reported as a gain on equity method transaction and $184 million of deferred tax expense reported in the provision for income taxes (or $573 million after-tax gain) related to the change in the company’s ownership interest while KDP finalized the valuation for the transaction. During the company’s fourth quarter of 2018, KDP finalized its opening balance sheet and the company increased its pre-tax gain by $21 million (or $13 million after-tax) to $778 million (or $586 million after-tax) while recording $8 million of deferred tax expense related to the increase for a total deferred tax expense of $192 million for 2018.

As of December 31, 2019, the company held a 13.6% ownership interest in KDP valued at approximately $5.5 billion (based on KDP’s closing stock price), which exceeded the carrying value of the company’s KDP investment. The company’s KDP ownership interest could change over time due to stock-based compensation arrangements and other KDP transactions. During the first quarter of 2019, due to the impact of a KDP acquisition that decreased the company’s ownership from 13.8% to 13.6%, the company recognized a $23 million pre-tax gain.

On March 7, 2016, the company exchanged a portion of its JDE equity interest for a new equity interest in Keurig. As a result of the exchange, the company recorded the difference between the $2 billion fair value of Keurig and the company’s basis in the exchanged JDE shares as a gain of $43 million. In the second quarter of 2019, the company determined that an adjustment to accumulated other comprehensive losses related to its JDE investment was required, which reduced the company’s previously reported gain by $29 million. The company recorded the adjustment as a loss on equity method transactions.

During the second quarter of 2019, the company also recorded an additional pre-tax gain of $4 million related to the 2018 sale of one of its equity method investments. This additional gain relates to the release of funds previously held in escrow.

Equity method investee adjustments

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ unusual or infrequent items, such as acquisition and divestiture-related costs, restructuring program costs and discrete U.S. tax reform impacts recorded by the company’s JDE and KDP equity method investees.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2020 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2020 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2020 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2020 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA	Europe	North America		Mondelēz International
For the Three Months Ended December 31, 2019
Reported (GAAP)	$745		$1,458	$2,797	$1,913		$6,913
Acquisitions	—		—	—	(27)		(27)
Currency	76		5	46	—		127

Organic (Non-GAAP)	$821		$1,463	$2,843	$1,886		$7,013

For the Three Months Ended December 31, 2018
Reported (GAAP)	$763		$1,429	$2,752	$1,829		$6,773
Divestitures	—		(34)	—	—		(34)

Organic (Non-GAAP)	$763		$1,395	$2,752	$1,829		$6,739

% Change
Reported (GAAP)	(2.4)%		2.0%	1.6%	4.6%		2.1%
Divestitures	— pp		2.5 pp	— pp	— pp		0.5 pp
Acquisitions	—		—	—	(1.5)		(0.4)
Currency	10.0		0.4	1.7	—		1.9

Organic (Non-GAAP)	7.6%		4.9%	3.3%	3.1%		4.1%

Vol/Mix	(1.8	)pp	2.3 pp	3.8 pp	1.2 pp		2.2 pp
Pricing	9.4		2.6	(0.5)	1.9		1.9

	Latin America		AMEA	Europe	North America		Mondelēz International
For the Twelve Months Ended December 31, 2019
Reported (GAAP)	$3,018		$5,770	$9,972	$7,108		$25,868
Divestitures	—		(55)	—	—		(55)
Acquisitions	—		—	—	(88)		(88)
Currency	434		183	522	15		1,154

Organic (Non-GAAP)	$3,452		$5,898	$10,494	$7,035		$26,879

For the Twelve Months Ended December 31, 2018
Reported (GAAP)	$3,202		$5,729	$10,122	$6,885		$25,938
Divestitures	—		(126)	—	—		(126)

Organic (Non-GAAP)	$3,202		$5,603	$10,122	$6,885		$25,812

% Change
Reported (GAAP)	(5.7)%		0.7%	(1.5)%	3.2%		(0.3)%
Divestitures	— pp		1.3 pp	— pp	— pp		0.3 pp
Acquisitions	—		—	—	(1.3)		(0.4)
Currency	13.5		3.3	5.2	0.3		4.5

Organic (Non-GAAP)	7.8%		5.3%	3.7%	2.2%		4.1%

Vol/Mix	(2.1	)pp	3.6 pp	3.7 pp	(0.1	)pp	1.9 pp
Pricing	9.9		1.7	—	2.3		2.2

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets	Mondelēz International
For the Three Months Ended December 31, 2019
Reported (GAAP)	$2,538	$4,375	$6,913
Acquisitions	—	(27)	(27)
Currency	67	60	127

Organic (Non-GAAP)	$2,605	$4,408	$7,013

For the Three Months Ended December 31, 2018
Reported (GAAP)	$2,441	$4,332	$6,773
Divestitures	(34)	—	(34)

Organic (Non-GAAP)	$2,407	$4,332	$6,739

% Change
Reported (GAAP)	4.0%	1.0%	2.1%
Divestitures	1.4 pp	— pp	0.5 pp
Acquisitions	—	(0.6)	(0.4)
Currency	2.8	1.4	1.9

Organic (Non-GAAP)	8.2%	1.8%	4.1%

Vol/Mix	4.0 pp	1.2 pp	2.2 pp
Pricing	4.2	0.6	1.9

	Emerging Markets	Developed Markets	Mondelēz International
For the Twelve Months Ended December 31, 2019
Reported (GAAP)	$9,675	$16,193	$25,868
Divestitures	(55)	—	(55)
Acquisitions	—	(88)	(88)
Currency	651	503	1,154

Organic (Non-GAAP)	$10,271	$16,608	$26,879

For the Twelve Months Ended December 31, 2018
Reported (GAAP)	$9,659	$16,279	$25,938
Divestitures	(126)	—	(126)

Organic (Non-GAAP)	$9,533	$16,279	$25,812

% Change
Reported (GAAP)	0.2%	(0.5)%	(0.3)%
Divestitures	0.7 pp	— pp	0.3 pp
Acquisitions	—	(0.6)	(0.4)
Currency	6.8	3.1	4.5

Organic (Non-GAAP)	7.7%	2.0%	4.1%

Vol/Mix	3.1 pp	1.2 pp	1.9 pp
Pricing	4.6	0.8	2.2

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2019
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,913	$2,759	39.9%	$906	13.1%
Simplify to Grow Program	—	30		138
Mark-to-market (gains)/losses from derivatives	—	(24)		(22)
Acquisition-related costs	—	—		1
Remeasurement of net monetary position	—	—		(6)
Impact from resolution of tax matters	—	—		85
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$6,913	$2,765	40.0%	$1,101	15.9%

Currency		57		42

Adjusted @ Constant FX (Non-GAAP)		$2,822		$1,143

	For the Three Months Ended December 31, 2018
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,773	$2,549	37.6%	$870	12.8%
Simplify to Grow Program	—	121		194
Mark-to-market (gains)/losses from derivatives	—	40		40
Acquisition integration costs	—	—		1
Acquisition-related costs	—	—		(1)
Divestiture-related costs	—	—		2
Operating income from divestitures	(34)	(7)		(5)
Remeasurement of net monetary position	—	—		(2)
Impact from pension participation changes	—	—		15
Impact from resolution of tax matters	—	(1)		(26)
CEO transition remuneration	—	—		4
Rounding	—	1		(1)

Adjusted (Non-GAAP)	$6,739	$2,703	40.1%	$1,091	16.2%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$210		$36
$ Change - Adjusted (Non-GAAP)		62		10
$ Change - Adjusted @ Constant FX (Non-GAAP)		119		52
% Change - Reported (GAAP)		8.2%		4.1%
% Change - Adjusted (Non-GAAP)		2.3%		0.9%
% Change - Adjusted @ Constant FX (Non-GAAP)		4.4%		4.8%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2019
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$25,868	$10,337	40.0%	$3,843	14.9%
Simplify to Grow Program	—	101		442
Intangible asset impairment charges	—	—		57
Mark-to-market (gains)/losses from derivatives	—	(92)		(91)
Acquisition-related costs	—	—		3
Divestiture-related costs	—	1		6
Operating income from divestitures	(55)	(14)		(9)
(Gain)/loss on divestitures	—	—		(44)
Remeasurement of net monetary position	—	—		(4)
Impact from pension participation changes	—	—		(35)
Impact from resolution of tax matters	—	—		85
CEO transition remuneration	—	—		9
Swiss tax reform impact	—	—		2

Adjusted (Non-GAAP)	$25,813	$10,333	40.0%	$4,264	16.5%

Currency		452		227

Adjusted @ Constant FX (Non-GAAP)		$10,785		$4,491

	For the Twelve Months Ended December 31, 2018
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$25,938	$10,352	39.9%	$3,312	12.8%
Simplify to Grow Program	—	189		626
Intangible asset impairment charges	—	—		68
Mark-to-market (gains)/losses from derivatives	—	(140)		(141)
Acquisition integration costs	—	—		3
Acquisition-related costs	—	—		13
Divestiture-related costs	—	—		(1)
Operating income from divestitures	(126)	(28)		(19)
Remeasurement of net monetary position	—	—		11
Impact from pension participation changes	—	—		423
Impact from resolution of tax matters	—	(1)		(15)
CEO transition remuneration	—	—		22
Rounding	—	1		—

Adjusted (Non-GAAP)	$25,812	$10,373	40.2%	$4,302	16.7%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$(15)		$531
$ Change - Adjusted (Non-GAAP)		(40)		(38)
$ Change - Adjusted @ Constant FX (Non-GAAP)		412		189
% Change - Reported (GAAP)		(0.1)%		16.0%
% Change - Adjusted (Non-GAAP)		(0.4)%		(0.9)%
% Change - Adjusted @ Constant FX (Non-GAAP)		4.0%		4.4%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended December 31, 2019
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Net loss on equity method investment transaction	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$906	$(18)	$70	$854	$230	26.9%	$—	$(105)	$3	$726	$0.50
Simplify to Grow Program	138	—	—	138	36		—	—	—	102	0.07
Mark-to-market (gains)/losses from derivatives	(22)	—	1	(23)	(5)		—	—	—	(18)	(0.01)
Acquisition-related costs	1	—	—	1	—		—	—	—	1	—
Remeasurement of net monetary position	(6)	—	—	(6)	—		—	—	—	(6)	—
Impact from pension participation changes	—	—	(3)	3	1		—	—	—	2	—
Impact from resolution of tax matters	85	—	—	85	21		—	—	—	64	0.04
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(3)		—	—	—	3	—
Equity method investee acquisition-related and other adjustments	—	—	—	—	2		—	(14)	—	12	0.01
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,101	$(18)	$68	$1,051	$282	26.8%	$—	$(119)	$3	$885	$0.61

Currency										34	0.02

Adjusted @ Constant FX (Non-GAAP)										$919	$0.63

Diluted Average Shares Outstanding											1,453

	For the Three Months Ended December 31, 2018
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transaction	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$870	$(3)	$106	$767	$111	14.5%	$(21)	$(149)	$3	$823	$0.56
Simplify to Grow Program	194	(2)	—	196	45		—	—	—	151	0.10
Mark-to-market (gains)/losses from derivatives	40	—	2	38	17		—	—	—	21	0.01
Acquisition integration costs	1	—	—	1	—		—	—	—	1	—
Acquisition-related costs	(1)	—	—	(1)	—		—	—	—	(1)	—
Divestiture-related costs	2	—	—	2	—		—	—	—	2	—
Net earnings from divestitures	(5)	—	—	(5)	1		—	—	—	(6)	—
Remeasurement of net monetary position	(2)	—	—	(2)	—		—	—	—	(2)	—
Impact from pension participation changes	15	—	(3)	18	4		—	—	—	14	0.01
Impact from resolution of tax matters	(26)	—	—	(26)	(9)		—	—	—	(17)	(0.01)
CEO transition remuneration	4	—	—	4	1		—	—	—	3	—
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	77		—	—	—	(77)	(0.05)
Gain on equity method investment transaction	—	—	—	—	(8)		21	—	—	(13)	(0.01)
Equity method investee acquisition-related and other adjustments	—	—	—	—	8		—	(32)	—	24	0.02
Rounding	(1)	—	—	(1)	—		—	—	—	(1)	—

Adjusted (Non-GAAP)	$1,091	$(5)	$105	$991	$247	24.9%	$—	$(181)	$3	$922	$0.63

Diluted Average Shares Outstanding											1,470

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Twelve Months Ended December 31, 2019
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Net loss on equity method investment transaction	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,843	$(60)	$456	$3,447	$2	0.1%	$2	$(442)	$15	$3,870	$2.65
Simplify to Grow Program	442	(6)	—	448	103		—	—	—	345	0.24
Intangible asset impairment charges	57	—	—	57	14		—	—	—	43	0.03
Mark-to-market (gains)/losses from derivatives	(91)	—	(1)	(90)	(19)		—	—	—	(71)	(0.05)
Acquisition-related costs	3	—	—	3	1		—	—	—	2	—
Divestiture-related costs	6	—	—	6	—		—	—	—	6	0.01
Net earnings from divestitures	(9)	—	—	(9)	—		—	—	—	(9)	(0.01)
(Gain)/loss on divestitures	(44)	—	—	(44)	(3)		—	—	—	(41)	(0.03)
Remeasurement of net monetary position	(4)	—	—	(4)	—		—	—	—	(4)	—
Impact from pension participation changes	(35)	—	(6)	(29)	(8)		—	—	—	(21)	(0.02)
Impact from resolution of tax matters	85	—	—	85	21		—	—	—	64	0.05
CEO transition remuneration	9	—	—	9	—		—	—	—	9	0.01
Gain/(loss) related to interest rate swaps	—	—	(111)	111	—		—	—	—	111	0.08
Swiss tax reform net impacts	2	—	—	2	769		—	—	—	(767)	(0.53)
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(5)		—	—	—	5	—
Net loss on equity method investment transaction	—	—	—	—	(6)		(2)	—	—	8	0.01
Equity method investee acquisition-related and other adjustments	—	—	—	—	12		—	(61)	—	49	0.03

Adjusted (Non-GAAP)	$4,264	$(66)	$338	$3,992	$881	22.1%	$—	$(503)	$15	$3,599	$2.47

Currency										218	0.15

Adjusted @ Constant FX (Non-GAAP)										$3,817	$2.62

Diluted Average Shares Outstanding											1,458

	For the Twelve Months Ended December 31, 2018
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transaction	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,312	$(50)	$520	$2,842	$773	27.2%	$(778)	$(548)	$14	$3,381	$2.28
Simplify to Grow Program	626	(5)	—	631	156		—	—	—	475	0.32
Intangible asset impairment charges	68	—	—	68	16		—	—	—	52	0.03
Mark-to-market (gains)/losses from derivatives	(141)	—	1	(142)	(10)		—	—	—	(132)	(0.09)
Acquisition integration costs	3	—	—	3	—		—	—	—	3	—
Acquisition-related costs	13	—	—	13	3		—	—	—	10	0.01
Divestiture-related costs	(1)	—	—	(1)	(2)		—	—	—	1	—
Net earnings from divestitures	(19)	—	—	(19)	—		—	—	—	(19)	(0.01)
Remeasurement of net monetary position	11	—	—	11	—		—	—	—	11	0.01
Impact from pension participation changes	423	—	(6)	429	108		—	—	—	321	0.22
Impact from resolution of tax matters	(15)	—	(4)	(11)	6		—	—	—	(17)	(0.01)
CEO transition remuneration	22	—	—	22	5		—	—	—	17	0.01
Gain/(loss) related to interest rate swaps	—	—	10	(10)	(2)		—	—	—	(8)	(0.01)
Loss on debt extinguishment and related expenses	—	—	(140)	140	35		—	—	—	105	0.07
U.S. tax reform discrete net tax (benefit)/expense	—	—	—	—	(19)		—	—	—	19	0.01
Gain on equity method investment transaction	—	—	—	—	(192)		778	—	—	(586)	(0.39)
Equity method investee acquisition-related and other adjustments	—	—	—	—	(16)		—	54	—	(38)	(0.03)

Adjusted (Non-GAAP)	$4,302	$(55)	$381	$3,976	$861	21.7%	$—	$(494)	$14	$3,595	$2.42

Diluted Average Shares Outstanding											1,486

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended December 31,
	2019	2018	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.50	$0.56	$(0.06)	(10.7)%
Simplify to Grow Program	0.07	0.10	(0.03)
Mark-to-market (gains)/losses from derivatives	(0.01)	0.01	(0.02)
Impact from pension participation changes	—	0.01	(0.01)
Impact from resolution of tax matters	0.04	(0.01)	0.05
U.S. tax reform discrete net tax (benefit)/expense	—	(0.05)	0.05
(Gain)/loss on equity method investment transactions	—	(0.01)	0.01
Equity method investee acquisition-related and other adjustments	0.01	0.02	(0.01)

Adjusted EPS (Non-GAAP)	$0.61	$0.63	$(0.02)	(3.2)%
Impact of unfavorable currency	0.02	—	0.02

Adjusted EPS @ Constant FX (Non-GAAP)	$0.63	$0.63	$—	0.0%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.02
Change in interest and other expense, net			0.02
Decrease in equity method investment net earnings			(0.04)
Change in income taxes			(0.01)
Change in shares outstanding			0.01

			$—

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Twelve Months Ended December 31,
	2019	2018	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$2.65	$2.28	$0.37	16.2%
Simplify to Grow Program	0.24	0.32	(0.08)
Intangible asset impairment charges	0.03	0.03	—
Mark-to-market (gains)/losses from derivatives	(0.05)	(0.09)	0.04
Acquisition-related costs	—	0.01	(0.01)
Divestiture-related costs	0.01	—	0.01
Net earnings from divestitures	(0.01)	(0.01)	—
(Gain)/loss on divestitures	(0.03)	—	(0.03)
Remeasurement of net monetary position	—	0.01	(0.01)
Impact from pension participation changes	(0.02)	0.22	(0.24)
Impact from resolution of tax matters	0.05	(0.01)	0.06
CEO transition remuneration	0.01	0.01	—
(Gain)/loss related to interest rate swaps	0.08	(0.01)	0.09
Loss on debt extinguishment and related expenses	—	0.07	(0.07)
Swiss tax reform net impacts	(0.53)	—	(0.53)
U.S. tax reform discrete net tax (benefit)/expense	—	0.01	(0.01)
(Gain)/loss on equity method investment transactions	0.01	(0.39)	0.40
Equity method investee acquisition-related and other adjustments	0.03	(0.03)	0.06

Adjusted EPS (Non-GAAP)	$2.47	$2.42	$0.05	2.1%
Impact of unfavorable currency	0.15	—	0.15

Adjusted EPS @ Constant FX (Non-GAAP)	$2.62	$2.42	$0.20	8.3%

Adjusted EPS @ Constant FX— Key Drivers
Increase in operations			$0.11
VAT-related settlements			(0.01)
Change in interest and other expense, net			0.02
Increase in equity method investment net earnings			0.02
Change in income taxes			0.01
Change in shares outstanding			0.05

			$0.20

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended December 31, 2019
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$745		$1,458		$2,797		$1,913		$—	$—	$—	$—	$6,913
Divestitures	—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$745		$1,458		$2,797		$1,913		$—	$—	$—	$—	$6,913

Operating Income
Reported (GAAP)	$91		$56		$493		$355		$22	$(66)	$(44)	$(1)	$906
Simplify to Grow Program	28		28		69		39		—	(26)	—	—	138
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(22)	—	—	—	(22)
Acquisition-related costs	—		—		—		—		—	—	—	1	1
Remeasurement of net monetary position	(6)		—		—		—		—	—	—	—	(6)
Impact from resolution of tax matters	(2)		87		—		—		—	—	—	—	85
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$111		$171		$562		$394		$—	$(93)	$(44)	$—	$1,101
Currency	25		2		15		1		—	(2)	1	—	42

Adjusted @ Constant FX (Non-GAAP)	$136		$173		$577		$395		$—	$(95)	$(43)	$—	$1,143

% Change - Reported (GAAP)	(1.1)%		(61.1)%		0.8%		6.0%		n/m	38.3%	0.0%	n/m	4.1%
% Change - Adjusted (Non-GAAP)	9.9%		0.0%		1.6%		2.9%		n/m	(27.4)%	0.0%	n/m	0.9%
% Change - Adjusted @ Constant FX (Non-GAAP)	34.7%		1.2%		4.3%		3.1%		n/m	(30.1)%	2.3%	n/m	4.8%

Operating Income Margin
Reported %	12.2%		3.8%		17.6%		18.6%						13.1%
Reported pp change	0.1	pp	(6.3	)pp	(0.2	)pp	0.3	pp					0.3	pp
Adjusted %	14.9%		11.7%		20.1%		20.6%						15.9%
Adjusted pp change	1.7	pp	(0.6	)pp	—	pp	(0.3	)pp					(0.3	)pp

	For the Three Months Ended December 31, 2018
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$763		$1,429		$2,752		$1,829		$—	$—	$—	$—	$6,773
Divestitures	—		(34)		—		—		—	—	—	—	(34)

Adjusted (Non-GAAP)	$763		$1,395		$2,752		$1,829		$—	$—	$—	$—	$6,739

Operating Income
Reported (GAAP)	$92		$144		$489		$335		$(40)	$(107)	$(44)	$1	$870
Simplify to Grow Program	37		30		64		33		—	30	—	—	194
Mark-to-market (gains)/losses from derivatives	—		—		—		—		40	—	—	—	40
Acquisition integration costs	—		—		—		—		—	1	—	—	1
Acquisition-related costs	—		—		—		—		—	—	—	(1)	(1)
Divestiture-related costs	—		2		—		—		—	—	—	—	2
Operating income from divestitures	—		(5)		—		—		—	—	—	—	(5)
Remeasurement of net monetary position	(2)		—		—		—		—	—	—	—	(2)
Impact from pension participation changes	—		—		—		15		—	—	—	—	15
Impact from resolution of tax matters	(26)		—		—		—		—	—	—	—	(26)
CEO transition remuneration	—		—		—		—		—	4	—	—	4
Rounding	—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$101		$171		$553		$383		$—	$(73)	$(44)	$—	$1,091

Operating Income Margin
Reported %	12.1%		10.1%		17.8%		18.3%						12.8%
Adjusted %	13.2%		12.3%		20.1%		20.9%						16.2%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31, 2019
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,018		$5,770		$9,972		$7,108		$—	$—	$—	$—	$25,868
Divestitures	—		(55)		—		—		—	—	—	—	(55)

Adjusted (Non-GAAP)	$3,018		$5,715		$9,972		$7,108		$—	$—	$—	$—	$25,813

Operating Income
Reported (GAAP)	$341		$691		$1,732		$1,451		$91	$(330)	$(174)	$41	$3,843
Simplify to Grow Program	74		56		208		68		—	36	—	—	442
Intangible asset impairment charges	3		15		39		—		—	—	—	—	57
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(91)	—	—	—	(91)
Acquisition-related costs	—		—		—		—		—	—	—	3	3
Divestiture-related costs	—		6		—		—		—	—	—	—	6
Operating income from divestitures	—		(9)		—		—		—	—	—	—	(9)
(Gain)/loss on divestitures	—		—		—		—		—	—	—	(44)	(44)
Remeasurement of net monetary position	(4)		—		—		—		—	—	—	—	(4)
Impact from pension participation changes	—		—		—		(35)		—	—	—	—	(35)
Impact from resolution of tax matters	(2)		87		—		—		—	—	—	—	85
CEO transition remuneration	—		—		—		—		—	9	—	—	9
Swiss tax reform	—		—		2		—		—	—	—	—	2

Adjusted (Non-GAAP)	$412		$846		$1,981		$1,484		$—	$(285)	$(174)	$—	$4,264
Currency	83		36		116		2		—	(6)	(4)	—	227

Adjusted @ Constant FX (Non-GAAP)	$495		$882		$2,097		$1,486		$—	$(291)	$(178)	$—	$4,491

% Change - Reported (GAAP)	(16.8)%		(1.6)%		(0.1)%		70.9%		n/m	1.5%	1.1%	n/m	16.0%
% Change - Adjusted (Non-GAAP)	(21.5)%		5.0%		(0.2)%		6.2%		n/m	(21.8)%	1.1%	n/m	(0.9)%
% Change - Adjusted @ Constant FX (Non-GAAP)	(5.7)%		9.4%		5.7%		6.4%		n/m	(24.4)%	(1.1)%	n/m	4.4%

Operating Income Margin
Reported %	11.3%		12.0%		17.4%		20.4%						14.9%
Reported pp change	(1.5	)pp	(0.3	)pp	0.3	pp	8.1	pp					2.1	pp
Adjusted %	13.7%		14.8%		19.9%		20.9%						16.5%
Adjusted pp change	(2.7	)pp	0.4	pp	0.3	pp	0.6	pp					(0.2	)pp

	For the Twelve Months Ended December 31, 2018
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$3,202		$5,729		$10,122		$6,885		$—	$—	$—	$—	$25,938
Divestitures	—		(126)		—		—		—	—	—	—	(126)

Adjusted (Non-GAAP)	$3,202		$5,603		$10,122		$6,885		$—	$—	$—	$—	$25,812

Operating Income
Reported (GAAP)	$410		$702		$1,734		$849		$141	$(335)	$(176)	$(13)	$3,312
Simplify to Grow Program	130		108		205		111		—	72	—	—	626
Intangible asset impairment charges	—		9		45		14		—	—	—	—	68
Mark-to-market (gains)/losses from derivatives	—		—		—		—		(141)	—	—	—	(141)
Acquisition integration costs	—		4		—		—		—	(1)	—	—	3
Acquisition-related costs	—		—		—		—		—	—	—	13	13
Divestiture-related costs	—		2		—		—		—	(3)	—	—	(1)
Operating income from divestitures	—		(19)		—		—		—	—	—	—	(19)
Remeasurement of net monetary position	11		—		—		—		—	—	—	—	11
Impact from pension participation changes	—		—		—		423		—	—	—	—	423
Impact from resolution of tax matters	(26)		—		—		—		—	11	—	—	(15)
CEO transition remuneration	—		—		—		—		—	22	—	—	22

Adjusted (Non-GAAP)	$525		$806		$1,984		$1,397		$—	$(234)	$(176)	$—	$4,302

Operating Income Margin
Reported %	12.8%		12.3%		17.1%		12.3%						12.8%
Adjusted %	16.4%		14.4%		19.6%		20.3%						16.7%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Twelve Months Ended December 31,
	2019	2018	$ Change
Net Cash Provided by Operating Activities (GAAP)	$3,965	$3,948	$17
Capital Expenditures	(925)	(1,095)	170

Free Cash Flow (Non-GAAP)	$3,040	$2,853	$187